Exhibit 5.1
April 6, 2010
Ralcorp Holdings, Inc.
800 Market Street, Suite 2900
St. Louis, Missouri 63101
Ladies and Gentlemen:
We have acted as special counsel to Ralcorp Holdings, Inc., a Missouri corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company and by the subsidiary guarantors listed on Schedule I hereto (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Company (the “Exchange Offer”) to exchange up to $300,000,000 in aggregate principal amount of its 6.625% Notes due 2039 (the “Exchange Notes”) for $300,000,000 in aggregate principal amount of the Company’s issued and outstanding 6.625% Notes due 2039 (the “Original Notes”), under the indenture dated as of August 14, 2009 (the “Base Indenture”), as supplemented by a supplemental indenture dated as of August 14, 2009 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.
In connection herewith, we have examined:
(1)	the Registration Statement (including all exhibits thereto);

(2)	an executed copy of the Indenture, including the guarantees of the Original Notes and the Exchange Notes (each, a “Guarantee”) provided for therein;

(3)	an executed copy of the Original Notes;

(4)	the form of the Exchange Notes (the “Exchange Notes”);

(5)	the certificate of incorporation or certificate of formation and bylaws or operating agreement of each of the Company and the Guarantors, as in effect on the date hereof and as certified by the applicable Secretary or Assistant Secretary of such company (the “Organizational

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April 6, 2010

Documents”);

(6)	a certificate of legal existence and good standing for each of the Company and the Guarantors as of a recent date; and

(7)	certificates of the respective Secretaries or Assistant Secretaries of each of the Company and the Guarantors, certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers.
The documents references as items (1) through (4) above are collectively referred to as the “Transaction Documents.”
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company and the Guarantors, certificates of public officials and officers of the Company and the Guarantors, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Company.
In connection herewith, we have assumed that, other than with respect to the Company and the Guarantors, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.
We have assumed, with your permission, that each of the Guarantors organized under the laws of Arkansas, Wisconsin or Michigan has been duly organized and is validly existing in good standing under the laws of such state, the execution and delivery by such Guarantor of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder are within its organizational power and have been duly authorized by all necessary corporate action on its part, each of the Transaction Documents to which it is a party has been duly executed and delivered by it and the execution and delivery by it of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder do not result in any violation by it of the provisions of its organizational documents. We understand that you are receiving opinion letters as to the validity and binding nature of the Transaction Documents under Arkansas, Wisconsin and Michigan law from (a) Friday, Eldredge & Clark LLP, (b) Miller Johnson and (c) Godfrey & Kahn S.C., respectively, of even date herewith and which are being filed as Exhibits 5.2, 5.3 and 5.4 to the Registration Statement.

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April 6, 2010

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Act, (ii) the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the form examined by us) have been duly executed by the Company and authenticated and delivered by the Trustee and issued in exchange for the Original Notes in accordance with the provisions of the Indenture upon consummation of and otherwise in accordance with the Exchange Offer, (a) the Exchange Notes will constitute valid and binding obligations of the Company and (b) each Guarantee provided for in the Indenture will constitute a valid and binding obligation of the Guarantor that is a party thereto.
In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:
     (a) Our opinions herein reflect only the application of applicable California, Georgia, Illinois, Missouri, New York and Nevada State law (excluding the securities and blue sky laws of such States, as to which we express no opinion), the federal laws of the United States, and, to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
     (b) Our opinion contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     (c) Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less

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than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.
     (d) We express no opinion as to the enforceability of (1) any provision of the Indenture purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (2) any provision of the Indenture relating to choice of law.
     (e) We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes.
We do not render any opinions except as set forth above. The opinion set forth herein is made as of the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the captions “Legal Matters.” We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
Very truly yours,
/s/ Bryan Cave LLP

Schedule I
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Bremner Food Group, Inc.
Community Shops, Inc.
Cottage Bakery, Inc.
Flavor House Products, Inc.
Harvest Manor Farms, LLC
Heritage Wafers, LLC
Lofthouse Bakery Products, Inc.
Lovin Oven, LLC
Medallion Foods, Inc.
Nutcracker Brands, Inc.
Parco Foods, L.L.C.
Post Foods, LLC
Ralcorp Frozen Bakery Products, Inc.
RH Financial Corporation
Ripon Foods, Inc.
Sugar Kake Cookie Inc.
The Bun Basket, Inc.
The Carriage House Companies, Inc.